SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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INFORTE CORP.
 (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFORTE CORP.
NOTICE OF STOCKHOLDERS’ ANNUAL MEETING
APRIL 27, 2005

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that Inforte Corp.’s 2005 stockholders’ annual meeting will be held on April 27, 2005, at 9:30 a.m. central daylight time, via the Internet at www.inforte.com, for the following purposes as more fully described in the proxy statement accompanying this notice:

1.	To elect two class II directors to the board of directors for a term of three years expiring upon the 2008 annual meeting of stockholders or until a successor is elected;

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.

To transact such other business as may properly come before the meeting or any adjournment thereof. Only stockholders of record at the close of business on March 14, 2005, are entitled to receive notice of and to vote during the meeting.

All stockholders are cordially invited to attend the annual meeting which will be held on an electronic basis only. However, to assure your representation at the meeting, you are urged to vote as soon as possible. All stockholders may vote by mail, by telephone or over the Internet. If telephone or Internet voting is available to you, Inforte encourages these faster and less costly methods. Stockholders attending the electronic meeting may vote during the meeting by faxing their completed proxy form to (312) 332-9207 prior to the close of voting.

The list of stockholders of record, entitled to vote at the meeting, will be made available during the meeting via the Internet from the main investor relations web page of Inforte Corp.’s website at www.inforte.com/investor.

Sincerely,

David Sutton
President and Chief Executive Officer

Chicago, Illinois
March 24, 2005

INFORTE CORP.
PROXY STATEMENT FOR 2005 STOCKHOLDERS’ ANNUAL MEETING
APRIL 27, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Inforte Corp. for use related to its 2005 stockholders’ annual meeting to be held on April 27, 2005 at 9:30 a.m. central daylight time, or at any adjournments or postponements thereof, for the purpose set forth in this proxy statement and in the accompanying notice of stockholders’ annual meeting. The meeting will be held completely on an electronic basis. To access the live webcast of the meeting go to www.inforte.com at least 30 minutes prior to the meeting start time to register. Inforte’s telephone number is (312) 540-0900.

These proxy solicitation materials were mailed or delivered electronically on or about March 25, 2005 to all stockholders entitled to vote.

RECORD DATE; OUTSTANDING SHARES

Stockholders of record at the close of business on March 14, 2005 (the “record date”) are entitled to receive notice of and vote during the meeting. On the record date, 11,157,002 shares of Inforte’s common stock, $0.001 par value, were issued and outstanding and held by 2,362 stockholders.

REVOCABILITY OF PROXIES

Stockholders may change their vote by revoking a proxy prior to the close of voting in one of four ways:

1.	Deliver written notice to Inforte’s corporate secretary that you are revoking your proxy;

2.	Submit another proxy with a later date;

3.	Submit another proxy by telephone or Internet after you have provided an earlier proxy; or

4.	Fax your completed proxy to (312) 332-9207 during the meeting.

VOTING AND SOLICITATION

Every stockholder of record on the record date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. Stockholders will not be allowed to cumulate their votes in the election of directors.

Inforte will bear the cost of soliciting proxies. Inforte may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain Inforte directors, officers and regular employees, without additional compensation, personally, by Internet, by telephone or by fax.

QUORUM; ABSENTATIONS; BROKER NON-VOTES

Votes cast by proxy or via fax during the meeting will be tabulated by the inspector of elections and ADP Investor Communication Services. The inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of shares which are entitled to vote and which are present or represented by proxy at the meeting. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. Since Inforte’s meeting is entirely electronic, the affirmative vote will be determined by a majority of shares represented by proxy.

The inspector will treat shares that are voted “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat these as votes in favor of or opposed to the matter submitted to the stockholders for a vote. All proxies will be voted as directed. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the two class II directors, for the ratification of the appointment of the designated independent registered public accounting firm, and on such other matters that may properly come before the meeting, as the case may be, with respect to the items not marked.

If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. Inforte believes that the tabulation procedures to be followed by the inspector are consistent with the Delaware statutory requirements concerning voting of shares and determination of a quorum.

SELECTING CANDIDATES TO SERVE ON THE BOARD OF DIRECTORS

The Nominating Committee recommends nominees to serve as directors for the next year. The board of directors is soliciting proxies to elect these individuals. Al Ries, who is currently nominated for one of the class II director positions, has been determined to be “independent” under applicable NASDAQ rules defining director independence. Board members also determined to be independent are Messrs. Bundy, Hogan, Kotler and Kurzweil, whose terms of office will continue after the annual meeting. A copy of the Nominating Committee’s charter is not located on Inforte’s website, but was attached as Exhibit III to our 2003 proxy statement. All of the members of the Nominating Committee are “independent” as defined in NASDAQ listing standards.

The Nominating Committee has adopted a policy pursuant to which a stockholder who has owned at least 1% of Inforte’s outstanding shares of common stock for at least one year may recommend a director candidate that the Nominating Committee will consider when there is a vacancy on the board either as a result of a director resignation or an increase in the size of the board. Such recommendation must be made in writing addressed to the Chairperson of the Nominating Committee at Inforte’s principal executive offices and must be received by the Chairperson at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. For the 2006 annual meeting, such notice must be received by no later than November 24, 2005. Although the Nominating Committee has not formulated any specific minimum qualifications that it believes must be satisfied by a nominee that the Committee recommends to the board, the factors it will take into account may include, but not be limited to, strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as outlined in the Nominating Committee charter. The Nominating Committee identifies board member candidates by searching Inforte’s existing executive and board member business networks, considering Inforte management recommendations and by surveying the general business community for individuals who have skills and experience that may benefit Inforte. Candidates meeting the minimum qualifications interview in person with management and select board members prior to final evaluation by the Nominating Committee. The Nominating Committee does not believe that there will be any differences between the manner in which it evaluates a nominee recommended by a stockholder and the manner in which it evaluates nominees recommended by other persons.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders desiring to communicate with a director, the non-management directors as a group or the full board may address such communication to the attention of Inforte’s secretary at Inforte’s executive offices and such communication will be forwarded to the intended recipient or recipients.

DIRECTOR ATTENDENCE AT ANNUAL MEETINGS

Inforte has not adopted a formal policy that each director must attend each annual meeting of stockholders, although directors are encouraged to do so. Four of the eight members of the board of directors attended last year’s annual meeting of stockholders that was held on April 28, 2004.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals which are intended to be presented at Inforte’s 2006 annual meeting must be received by Inforte’s corporate secretary no later than November 24, 2005 in order to be included in the proxy statement and form of proxy for that meeting. Stockholder proposals which are not to be included in Inforte’s proxy statement for the 2006 annual meeting will be considered untimely if not received by November 24, 2005, and the persons named as proxies solicited by Inforte’s board of directors for the 2006 annual meeting may exercise discretionary voting power with respect to any such proposal not submitted by that deadline.

PROPOSAL NO. 1-ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

Pursuant to Inforte’s certificate of incorporation and amended bylaws, Inforte’s board of directors currently authorizes nine persons, divided into three classes serving staggered three-year terms. Currently there are three directors in class I, two directors in class II and three directors in class III. Two individuals have recently been nominated by the Nominating Committee to serve as members of the board of directors. These two candidates are current class II directors whose current three-year terms are expiring this year. These individuals are to be elected at the April 27, 2005 annual meeting. The class II directors elected at the 2005 meeting will hold office until the 2008 annual meeting, or until their successors have been duly elected and qualified. The class III and I directors will be elected at Inforte’s 2006 and 2007 annual meetings, respectively.

In the event that any such person becomes unavailable or declines to serve as a director at the time of the meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. It is not expected that the nominees will be unavailable to serve.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

The following table sets forth information concerning the nominees for election as class II directors at the meeting, including information as to such nominee’s age as of the record date and position with Inforte.

CLASS II DIRECTORS

NAME OF NOMINEE	AGE	POSITION

Stephen Mack	39	Director
Al Ries (1)	78	Director

(1)	Present member of Compensation Committee and Audit Committee

Al Ries, a director of Inforte since February 2000, is chairperson of Ries & Ries, an Atlanta based strategic consulting firm which he co-founded in 1994. Prior to 1994, Mr. Ries was a principal in Trout & Ries, a marketing strategy firm. Mr. Ries has extensive experience in marketing, having entered the field in 1950, joining the advertising and sales promotion department of General Electric. Mr. Ries joined the advertising firm of Needham, Louis and Brorby in 1955, followed by Marsteller, Inc. in 1961.  Mr. Ries founded the advertising firm of Ries, Cappiello and Colwell in 1963, which changed its name in 1979 to Trout & Ries.  Mr. Ries obtained a B.A. in liberal arts from DePauw University, and has authored or coauthored a number of popular books on marketing strategy, including Positioning: The Battle For Your Mind, Marketing Warfare, Focus: The Future of Your Company Depends On It, The 22 Immutable Laws of Branding, and The 11 Immutable Laws of Internet Branding.

Stephen Mack joined Inforte in October 1994 and has served as a director since that time. Mr. Mack served as Inforte’s chief operating officer and president from October 1994 to November 2003. Before joining Inforte, from February 1988 to October 1994, Mr. Mack worked at Accenture, where he was, most recently, a project manager responsible for the design and implementation of enterprise-wide operational and decision support systems for large, multinational corporations. Mr. Mack holds a Master’s degree in engineering and management from the University of Birmingham, England.

VOTE REQUIRED

The nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter will be elected as the class II directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

The following tables set forth information concerning the directors whose terms of office continue after the meeting, including information as to each director’s age as of the record date and position with Inforte.

NAME OF DIRECTOR	CLASS	AGE	POSITION

Philip S. Bligh	III	37	Chairperson
Harvey H. Bundy, III(1)(2)(3)	III	60	Director
Thomas E. Hogan (1)(3)	I	45	Director
Philip Kotler	III	73	Director
Ray C. Kurzweil (2)	I	56	Director
Michael E. Porter	I	57	Director

(1)	Present member of Audit Committee
(2)	Present member of Compensation Committee
(3)	Present member of Nominating Committee

Philip S. Bligh co-founded Inforte and has served as chairperson of the board of directors of Inforte since inception in September 1993. Mr. Bligh also served as chief executive officer from Inforte’s founding through January 2005. Before founding Inforte,  Mr. Bligh served in various technology consulting roles for Accenture from October 1988 to February 1991 and as a project manager for Systems Software Associates, an enterprise software provider, from April 1991 through Inforte’s founding. Mr. Bligh holds a B.S. in chemical engineering from University College London, England.

Harvey H. Bundy, III joined Inforte as a director in 2002. Mr. Bundy is a principal at William Blair & Company, LLC. Since 1998 he has been a portfolio manager in that firm’s Investment Management Department, with responsibility for the portfolios of institutional clients focused on small and mid-cap stocks. From 1987 through 1997 he served as the Director of Research for William Blair & Company’s Research Department and as a member of the firm’s Executive Committee. Mr. Bundy joined William Blair & Company in 1968, initially in the Corporate Finance Department. He transferred to research in 1970 and served as a securities analyst between 1970 and 1980. In 1980 Mr. Bundy joined Combined Insurance Company of America (now Aon) as senior vice president for corporate development. In 1982 Mr. Bundy returned to William Blair. Mr. Bundy has served as a director of Safesite Corporation and The Ravenswood Corporation. Mr. Bundy graduated from Yale University in 1966 and the Amos Tuck School of Business Administration at Dartmouth College in 1968.

Thomas E. Hogan, director of Inforte since April 2004, has served as chief executive officer of Vignette Corporation since July 2002 and as president and director since April 2001. Before that Mr. Hogan served as chief operating officer from April 2001 to July 2002. From March 1999 to March 2001, Mr. Hogan served in various roles at Siebel Systems, Inc., including most recently as senior vice president of Worldwide Sales and Operations. Prior to his employment at Siebel Systems, Mr. Hogan worked at IBM Corporation from January 1982 to March 1999, where he held several executive posts, including vice president of Midrange Systems, vice president of sales, Consumer Packaged Goods and vice president, sales operations. Mr. Hogan also serves on the board of Vastera, Inc., a global trade management company. Mr. Hogan received his Bachelor of Sciences degree in Biomedical Engineering from the University of Illinois and his Masters of Business Administration degree in finance and international business with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University.

Ray C. Kurzweil, a director of Inforte since February 2000, is chairperson and chief executive officer of Kurzweil Technologies, Inc., a software development firm he founded in 1995. Mr. Kurzweil was the principal developer of many advanced technologies, including the first omni-font optical character recognition, the first print-to-speech reading machine for the blind, the first CCD flat-bed scanner, the first text-to-speech synthesizer, the first music synthesizer that could recreate acoustical instruments, and the first commercially marketed large vocabulary speech recognition software. Mr. Kurzweil successfully founded and developed nine artificial intelligence businesses. Mr. Kurzweil’s numerous awards include the 1999 National Medal of Technology, the nation’s highest honor in technology, received from President Clinton, and the $500,000 MIT-Lemelson Prize for Invention in 2001. His book, The Age of Intelligent Machines, was named Best Computer Science Book of 1990. His most recent best-selling book, The Age of Spiritual Machines, When Computers Exceed Human Intelligence, achieved #1 status on Amazon.com in the categories of science and artificial intelligence. Mr. Kurzweil holds a B.S. in computer science and literature from the Massachusetts Institute of Technology, and has been awarded eleven honorary doctorates. Mr. Kurzweil serves as a director of Kurzweil Educational Systems Inc., FatKat Inc. and United Therapeutics.

Philip Kotler joined Inforte as a director in 2003. Dr. Kotler has taught at Kellogg Graduate School of Management, Northwestern University, Evanston, Illinois, since 1962, holding various posts in the marketing department, and is currently the S.C. Johnson & Son Distinguished Professor of International Marketing. He has consulted for numerous Fortune 500 companies in the areas of marketing strategy, marketing organization and international marketing. He has been a member of the Board of Governors of the School of the Art Institute of Chicago and a member of the Advisory of Board of the Leader to Leader Institute (formerly the Drucker Foundation). He received his Master’s degree at the University of Chicago and his Ph.D. degree at the Massachusetts Institute of Technology, both in economics. He has done post-doctoral work in mathematics at Harvard University and in behavior science at the University of Chicago. Dr. Kotler has published the leading marketing textbook, Marketing Management, along with Kotler on Marketing, Marketing Moves and 25 other books. He has also published over 100 articles in leading journals. He has received 10 honorary degrees from universities in the U.S. and abroad.

Michael E. Porter, a director of Inforte since February 2000, is the Bishop William Lawrence University Professor at Harvard Business School and a leading authority on competitive strategy and international competitiveness. Dr. Porter joined the Harvard Business School faculty in 1973 after receiving a B.S.E. with high honors in aerospace and mechanical engineering from Princeton University in 1969, an M.B.A. with high distinction in 1971 from Harvard Business School and a Ph.D. in business economics from Harvard University in 1973. Dr. Porter teaches competitive strategy and national economic strategy, and advises corporate CEOs and government leaders throughout the world on enhancing competitiveness. He serves on the board of directors of Parametric Technology Corporation and Thermo Electron Corporation. Dr. Porter is the author of 16 books and over 100 articles including Competitive Strategy: Competitive Advantage, On Competition, The Competitive Advantage of Nations, and Can Japan Compete?.

There are no family relationships among any directors of Inforte.

SECURITY OWNERSHIP

The following tables set forth the beneficial ownership of Inforte’s common stock as of March 14, 2005 by (i) each of the executive officers named in the table under “Executive Compensation-Summary Compensation Table,” (ii) each director and nominee, (iii) all current directors and executive officers as a group and (iv) all persons known to Inforte, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934 to be the beneficial owners of more than 5% of Inforte’s common stock. Total shares outstanding as of March 14, 2005 were 11,157,002. The column entitled “Options” consists of shares of common stock subject to options exercisable or currently exercisable within 60 days of March 14, 2005, which are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options. Unless indicated otherwise below, each stockholder named in the table has sole voting and investment power of the shares beneficially owned, subject to community property laws.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

	Shares of Common Stock Owned	Options Exercisable Within 60 Days		Total	Percentage of Total Shares Outstanding

Non-employee directors and nominees
Harvey H. Bundy III	20,000	20,834		40,834	*
Thomas E. Hogan	—	7,500		7,500	*
Philip Kotler	—	15,000		15,000	*
Ray C. Kurzweil	—	45,000		45,000	*
Stephen Mack (1)	1,341,131	—		1,341,131	12.0%
John Morphy (3)	—	—		—	*
Michael E. Porter	21,667	102,500		124,167	1.1%
Al Ries	20,000	45,000		65,000	*
Named Executive Officers
Philip S. Bligh (2)	2,349,200	—		2,349,200	21.1%
Nick Heyes	14,000	134,330	(4)	148,330	1.3%
David Sutton	18,775	100,000	(5)	118,775	1.1%
Michael Passilla	905	136,500	(6)	137,405	1.2%
Directors and Executive Officers As a Group
(12 persons)	3,785,678	606,664		4,392,342	39.4%

*	Less than 1% of the outstanding shares of common stock.

(1)	Mr. Mack served as Inforte’s president and chief operating officer through November 2003 until he was succeeded by Mr. David Sutton.
(2)	Mr. Bligh served as Inforte’s chief executive officer through January 2005 until he was succeeded by Mr. Sutton.
(3)	Mr. Morphy served as a director through August 2004.
(4)

On March 21, 2005, accepting an offer extended by Inforte to exchange certain options to restricted stock and cash, Mr. Heyes exchanged 91,250 of his options for 39,937 shares of restricted stock and 62,080 options for a cash payment of $98,275. Of the options he continues to hold after the completion of the offer to exchange, 84,750 are exercisable within 60 days.

(5)

On March 21, 2005, accepting an offer extended by Inforte to exchange certain options to restricted stock and cash, Mr. Sutton exchanged 150,000 of his options for 71,304 shares of restricted stock. Of the options he continues to hold after the completion of the offer to exchange, 100,000 are exercisable within 60 days.

(6)

On March 21, 2005, accepting an offer extended by Inforte to exchange certain options to restricted stock and cash, Mr. Passilla exchanged 177,250 of his options for 78,422 shares of restricted stock and 57,500 options for a cash payment of $78,639. Of the options he continues to hold after the completion of the offer to exchange, 90,250 are exercisable within 60 days.

CERTAIN STOCKHOLDERS

No other persons are known to be beneficial owners of more than 5% of Inforte’s common stock as of December 31, 2004.

CERTAIN STOCKHOLDERS

The following persons are known to be beneficial owners of more than 5% of Inforte’s common stock as of December 31, 2004.

Name	Shares of Common Stock Beneficially Owned	Percentage of Total Shares Outstanding

Bank of America Corporation 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255	905,510	8.15%
Royce & Associates, LLC 1414 Avenue of the Americas, New York, NY 10019	763,300	6.87%
Fidelity Small Cap Stock Fund 82 Devonshire St Mailzone Z1c Boston, A 02109	1,050,852	9.46%

CERTAIN TRANSACTIONS

Inforte has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require Inforte to indemnify such individuals to the fullest extent possible under Delaware law.

Inforte entered into an agreement, dated January 28, 2004, with Marketing Scientists, LLC, a Georgia limited liability company (“Marketing Scientists”), and David Sutton, Inforte’s president and chief operating officer, among others, pursuant to which Marketing Scientists conveyed its interest in, or, where such conveyance may not be permitted, agreed to subcontract its right to perform under, certain contracts and prospective contracts to Inforte and Mr. Sutton granted to Inforte a fully paid, non-exclusive, non-transferable license to use the book titled, Enterprise Marketing Management. Mr. Sutton is a member and 50% owner of Marketing Scientists. In consideration for the conveyance of certain contracts and prospective contracts, Inforte agreed to pay Marketing Scientists the lesser of 30% of, or the actual gross margin realized by Inforte on, revenues recognized by Inforte in 2004 from Inforte’s performance of work with respect to such contracts or prospective contracts. Payments will be made in cash quarterly with respect to revenues recognized during the preceding quarter. As of the date of these financial statements, Inforte has paid a total of $24,000 to Marketing Scientists under this agreement and there will be no additional payments. Marketing Scientists is the entity through which Mr. Sutton conducted consulting services prior to his employment as president and chief operating officer of Inforte in December 2003. In connection with its conveyance of certain contracts and prospective contracts, Marketing Scientists entered into a covenant not to compete in favor of Inforte with respect to strategy and technology consulting services. However, Marketing Scientists finished one remaining engagement, with assistance from Inforte. Inforte paid Mr. Sutton and the other owner of Marketing Scientists, who is no longer employed by Inforte, $2,195, or 2.5% each of the revenues recognized by Inforte on this work.

During 2003, in consideration for strategy consulting services, Inforte agreed to pay Michael E. Porter an annual fee of $50,000 over the three years ending December 31, 2005 and issued to him 20,000 shares of Inforte restricted stock, subject to a forfeiture clause. Under the terms of the agreement, forfeiture will lapse upon completion by Dr. Porter of certain predetermined objectives. In April 2004, Dr. Porter fulfilled the requirements on one of the engagement deliverables and restrictions on 7,500 shares of restricted stock lapsed. Inforte recorded $55,275 of related stock based compensation expense in the second quarter of 2004.

Stephen Mack served as Inforte’s president and chief operating officer through November 2003. As part of his severance package, he was paid $97,500, salary and bonus earned in 2003, over the period from January 01, 2004 through June 30, 2004.

The Audit Committee reviewed and pre-approved the transactions noted above.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

We entered into an employment agreement with David Sutton effective December 1, 2003 for Mr. Sutton to serve as our president and chief operating officer. The agreement will renew automatically for successive one-year terms beginning January 31, 2005, unless either party gives notice of termination at least 60 days before the end of the then current term. The agreement provides for a base salary of $300,000. We agreed to pay Mr. Sutton a signing bonus of $55,000, payable in quarterly installments through October 31, 2004, if Mr. Sutton remains an Inforte employee through the end of the month preceding the month of payment. We also agreed to reimburse him during the term of the agreement for up to $9,200 annually for dues and membership fees for professional organizations and one club. In addition, we agreed to recommend that Mr. Sutton receive options on 250,000 shares of our common stock under our stock option plan. In December 2003 Mr. Sutton was granted 250,000 options. In January 2005, Mr. Sutton assumed the position of chief executive officer and resigned from the chief operating officer position effective on the same day. The terms of the original employee agreement remained unchanged.

The agreement also provides that if we terminate Mr. Sutton’s employment without cause or he terminates his employment for good reason (as defined in the agreement), Mr. Sutton will receive six months of (1) base salary, (2) incentive compensation, and (3) health and welfare benefit plan coverage, and his unvested options scheduled to vest during the following six months will vest on the termination date. However, if such termination occurs within 12 months after a change of control (as defined in the agreement) or if Mr. Sutton decides to resign during the 30 day period after the sixth month anniversary of the change in control, these benefits must be paid for 12 months instead of six months.

Mr. Sutton is obligated not to compete with Inforte for one year after termination of his employment for any reason.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer of Inforte or member of the board of directors or the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Inforte’s board of directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Inforte’s officers and directors, and persons who own more than 10% of a registered class of Inforte’s equity securities, to file reports of ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and 10% stockholders are also required by SEC rules to furnish Inforte with copies of all Section 16(a) reports they file. To Inforte’s knowledge, based solely on a review of the copies of filings furnished to us and written representations that no other reports were required, Inforte believes that all of its directors, executive officers and 10% stockholders complied during 2004 with the reporting requirements of Section 16(a).

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Inforte board of directors held a total of seven meetings during 2004.

The Audit Committee currently consists of directors Harvey H. Bundy, III, Thomas Hogan and Al Ries. Mr. Bundy is the chairperson of this committee. The Audit Committee met seven times during fiscal year 2004. The Audit Committee meets with Inforte’s independent accountants to review the adequacy of Inforte’s internal control system and financial reporting procedures, reviews the general scope of Inforte’s annual audit and reviews and monitors the services provided by Inforte’s independent accountants. The Audit Committee’s duties and responsibilities were more fully described in the written charter that was attached to our 2003 proxy statement as Exhibit I.

The Compensation Committee, which currently consists of directors Harvey H. Bundy, III, Ray C. Kurzweil, and Al Ries. Mr. Kurzweil is the chairperson of this committee. The Compensation Committee met four times during fiscal year 2004. The Compensation Committee sets the level of compensation of executive officers and advises management with respect to compensation levels for key employees. The Compensation Committee administers Inforte’s stock option plans and the employee stock purchase plan. The Compensation Committee’s purpose was more fully described in the written charter that was attached to our 2003 proxy statement as Exhibit II.

The Nominating Committee, which currently consists of directors Harvey H. Bundy, III and Thomas Hogan, met four times during fiscal year 2004. Mr. Hogan is the chairperson of this committee. The Nominating Committee’s responsibilities include (i) the selection of potential candidates for director and the recommendation of candidates to the board of directors; and (ii) the composition of each board committee and determinations related to the appropriate membership for each committee. The Nominating Committee’s purpose was more fully described in the written charter that is attached to our 2003 proxy statement as Exhibit III.

Consistent with the NASDAQ listing requirements, the independent directors regularly have the opportunity to meet without Messrs. Bligh, Mack and Porter in attendance.

Directors’ attendance to the full Inforte board meetings was as follows:

Director’s Name	% of Board Meetings Attended in 2004

Philip S. Bligh	100%
Harvey H. Bundy III	100%
Thomas E. Hogan (1)	40%
Philip Kotler	57%
Ray C. Kurzweil	100%
Stephen Mack	86%
John Morphy (2)	40%
Michael E. Porter	86%
Al Ries	71%

(1)	Mr. Hogan was elected as a member of the board of directors in April 2004.
(2)	Mr. Morphy served as a director through August 2004.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded, earned or paid to Inforte’s chief executive officer, and Inforte’s other executive officers as of the end of fiscal year 2004, for services rendered by each person in all capacities to Inforte during the fiscal years 2002, 2003 and 2004. This information includes the dollar value of base salaries and bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for such year. Inforte does not grant stock appreciation rights and has no long-term compensation benefits other than options.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION				LONG-TERM COMPENSATION SECURITIES UNDERLYING OPTIONS		ALL OTHER COMPENSATION

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS

Philip S. Bligh (1)	2004	$225,000	$134,415	—		–0–
Director	2003	175,000	91,230	—		–0–
	2002	131,250	195,914	—		–0–
David Sutton (2)	2004	300,000	84,115	2,231	(3)	–0–
Chief Executive Officer	2003	25,000	—	250,000		–0–
Nick Heyes	2004	200,000	88,853	—		–0–
Chief Financial	2003	165,000	73,340	75,000		–0–
Officer	2002	120,000	103,879	35,000		–0–
Michael Passilla (4)	2004	225,000	79,892	—		–0–
Executive Vice President	2003	170,000	115,848	160,000		–0–
North America	2002	160,000	112,934	181,294		–0–

(1)	Mr. Bligh served as Inforte’s chief executive officer and director through January 2005 when he was succeeded by Mr. David Sutton.
(2)	Mr. Sutton served as Inforte’s chief operating officer from November 2003 through January 2005 when he was appointed to the chief executive officer position.
(3)	In 2004 Mr. Sutton was granted 2,231 shares of restricted stock valued at a total of $20,482 at grant date.
(4)

Mr. Passilla became a named executive officer when promoted to executive vice president in July 2003. Effective January 1, 2005, Inforte reorganized its business units to eliminate, as a separate business unit, the North America Business Unit previously headed by Mr. Passilla. Accordingly, beginning January 1, 2005, Mr. Passilla heads Inforte’s Business Intelligence practice and will not, for SEC reporting purposes, be named as an “executive officer.”

DIRECTORS COMPENSATION

Non-executive directors receive $5,000 annually for their service as board members, to be paid once per year at the following year’s annual meeting. Under Inforte’s stock option plan, directors are eligible to receive stock option grants at the discretion of the board of directors. Inforte reimburses its directors for expenses in connection with attendance at board of director and committee meetings.

Effective for the 12-month period following the 2005 annual stockholders’ meeting, Inforte will compensate each non-executive director as follows: a $10,000 annual cash retainer; for the audit committee chair position, an additional annual $5,000 cash payment; for any other board committee chair position an additional annual $2,500 cash payment; $2,500 for each regular directors’ meeting attended; and a restricted stock grant annually totaling $20,000 in value, vesting at the end of each 12 months served as director. Directors may elect to receive Inforte stock for the cash portion of their compensation.

CHANGE OF CONTROL AGREEMENTS

The option agreements for non-employee directors provide for full and immediate vesting of all outstanding options upon a change of control of Inforte.

OPTION GRANTS IN THE LAST FISCAL YEAR

No option grants were made to the named executive officers in 2004.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides named executive officers’ option exercises for the fiscal year ended December 31, 2004 and unexercised options as of December 31, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/04 (4)		Value of Unexercised In-the-Money Options at 12/31/04

			Exercisable	Unexercisable	Exercisable	Unexercisable

Philip S. Bligh (1)	—	$-0-	—	—	$-0-	$-0-
David Sutton (2)	—	-0-	100,000	150,000	-0-	-0-
Nick Heyes	—	-0-	134,330	103,750	58,080	12,500
Michael Passilla (3)	—	-0-	136,500	188,500	-0-	-0-

(1)	Mr. Bligh served as Inforte’s chief executive officer and director through January 2005 when he was succeeded by Mr. David Sutton.
(2)	Mr. Sutton served as Inforte’s chief operating officer from November 2003 through January 2005 when he was appointed to the chief executive officer position.
(3)

Mr. Passilla became a named executive officer when promoted to executive vice president in July 2003. Effective January 1, 2005, Inforte reorganized its business units to eliminate, as a separate business unit, the North America Business Unit previously headed by Mr. Passilla. Accordingly, beginning January 1, 2005, Mr. Passilla heads Inforte’s Business Intelligence practice and will not, for SEC reporting purposes, be named as an “executive officer.”

(4)

On March 21, 2005, accepting an offer extended by Inforte to exchange certain options to restricted stock and cash, Mr. Sutton exchanged 150,000 of his options into 71,304 shares of restricted stock. On the same date Mr. Heyes exchanged 153,330 options for 39,937 shares of restricted stock and a cash payment of $98,275 and Mr. Passilla exchanged 177,250 of his options for 78,422 shares of restricted stock and 57,500 options for a cash payment of $78,639.

REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

The Compensation Committee has the exclusive authority to establish the level of salary payable to Inforte’s chief executive officer and certain other executive officers. The Committee establishes general compensation policies as well as specific compensation plans, performance goals and compensation levels for executive officers and members of the board of directors. The Committee is also responsible for administration of the incentive compensation plan and the employee stock equity plans and for approving the individual bonus programs for the chief executive officer and certain other executive officers. The Committee is comprised solely of three independent, non-employee directors, Messrs. Bundy, Kurzweil and Ries.

During the year ended December 31, 2004 the Committee held four meetings and routinely reported its activities to the full board of directors. Items of particular interest considered at these meetings included: (i) approval of all stock option grants; (ii) review of the basis for calculating overall revenue growth for the senior executive bonus plan; (iii) initial discussion on alternatives for possible use in Inforte’s executive compensation plan; and (iv) preliminary assessment of appropriate levels of director compensation; appropriate differentials in compensation based on committee participation, committee chair responsibilities and in-person attendance; and an appropriate “mix” of cash stock options and/or restricted stock.

COMPENSATION PHILOSOPHY

The Committee’s principal objective is to align executive compensation with long-term stockholder value. To achieve that objective, executive compensation has various components. One component is base salary, which is set below the median for similar positions at comparable companies. The second component is cash bonuses, which are linked to performance targets that relate to stockholder value, such as revenue and operating margin.

Equity based compensation further aligns long-term executive performance and stockholder interests. Historically, Inforte has awarded only stock option grants but intends to favor restricted stock grants over stock options in the future. All grants are recommended by the employee directors to the Committee for approval. The Committee reviews recommended grants on various factors, including the executive’s responsibilities, the executive’s past, present and expected contributions to Inforte and the executive’s current stock and option holdings.

In January 2005, the Committee reviewed and approved unanimously the compensatory aspects of a capital restructuring plan that included a special one-time cash payment of $1.50 a share and a program to offer employees the opportunity to exchange certain stock options for restricted stock and to cash out other stock options. The offer to exchange certain stock options for restricted stock and to cash out other stock options was completed on March 21, 2005 and 509,636 options were exchanged for a total consideration of $785,368 and 707,112 options were exchanged for 310,394 shares of restricted stock.

CEO COMPENSATION

Philip S. Bligh’s base salary and bonus for 2003 was set by Inforte’s board of directors significantly below the median for similar positions at comparable companies. The Committee has set Mr. Bligh’s 2004 base salary again at below-market rates. Mr. Bligh’s bonus for 2003 was based on quantitative corporate factors such as quarterly revenue and operating margin.

CEO AND EXECUTIVE OFFICER BONUS

Philip S. Bligh’s base salary and bonus as a chief executive office in 2004 was set by Inforte’s board of directors below the median for similar positions at comparable companies. His bonus for 2004 was based on quantitative corporate factors such as quarterly revenue and operating margin. Mr. Bligh’s base and performance compensation is reported in the “Salary” column of the Summary Compensation Table of this proxy statement and his variable compensation is noted in the columns entitled “Bonus” of the Summary Compensation Table. Mr. Bligh resigned from the position of chief executive officer in January 2005.

David Sutton was appointed as a chief executive officer in January 2005. His salary was set in an employment contract executed when Mr. Sutton joined Inforte as a chief operating officer in December 2003. The Committee discussed, at the time of Mr. Sutton’s promotion to Chief Executive Officer, possible changes in his compensation package and decided that his annual base salary would remain at the same level at the present time.

STOCK OPTIONS AND EQUITY GRANTS

Inforte has granted stock options to help retain employees and align employees’ interests with stockholders’ interests. The option plans are broad based and have been granted to employees annually on a discretionary basis. Annual stock option grants for executives have historically been a key element of market-competitive total compensation. In 2004, the Committee approved 115,000 in stock option grants to senior management, which represented 34% of all options granted during 2004. These grants, designed to motivate future growth, were awarded to new employees joining the senior management team. Individual option grant amounts were based on internal factors, such as relative job scope and potential leadership ability. Consistent with the recently completed offer to exchange certain stock options with restricted stock described above, Inforte intends to favor restricted stock grants over stock options in the future.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation’s chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Inforte has structured its stock incentive plans to qualify income received upon the exercise of stock options granted under those plans as performance-based compensation. The Committee intends to review the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of Inforte’s compensation program in a manner designed to permit unlimited deductibility for federal income tax purposes.

Compensation Committee

Harvey H. Bundy, III
Ray C. Kurzweil, Chairperson
Al Ries

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and direction to Inforte management in the best long-term interests of the company and its stockholders. The Audit Committee oversees the accounting and financial reporting processes of the company and audits of Inforte’s annual financial statements. The Audit Committee is composed of three outside directors who are independent, as defined by NASDAQ National Market listing standards. Mr. Thomas Hogan and Mr. Al Ries are members of the Audit Committee and Mr. Harvey H. Bundy is the Audit Committee chairperson. The board of directors has determined that Mr. Bundy and Mr. Hogan are “audit committee financial experts” as defined under Item 401(h) of Regulation S-K.

Management is responsible for Inforte’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Inforte’s financial statements in accordance with generally accepted auditing standards and issuing a report to Inforte’s stockholders and board of directors on the results of this audit. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee’s functions are defined by an audit committee charter adopted by the board of directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis, and has concluded that the charter meets the current regulatory requirements.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the Audit Committee. All non-audit services must be pre-approved by the Audit Committee. In addition, the Audit Committee generally oversees Inforte’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Inforte regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Inforte employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that Inforte’s financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles, which are the responsibility of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm seven times during the year ended December 31, 2004. These meetings included sessions at which management was not present. The Audit Committee discussed with the auditors the results of its examination of Inforte’s financial statements, its evaluation of Inforte’s internal controls, and its assessment of the overall quality of Inforte’s financial controls. Management represented to the Audit Committee that Inforte’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and Grant Thornton LLP, the independent registered public accounting firm, each of Inforte’s quarterly financial statements and the audited financial statements for the year ended December 31, 2004. This review included a discussion with management of the quality, not merely the acceptability, of Inforte’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Inforte’s financial statements. The Audit Committee also discussed with Grant Thornton LLP matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Grant Thornton LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee reviewed with Grant Thornton LLP that firm’s independence.

During 2004, the Audit Committee focused also on several topics, including: (i) appropriateness of Inforte’s trading window policy; (ii) approval of all non-audit services performed by Grant Thornton LLP including tax compliance and planning and assurance services related to various employee benefit plans; (iii) plans to implement Section 404 of the Sarbanes-Oxley Act.; (iv) Inforte’s investment policies and controls; (v) “whistleblower” procedures and implementation of these procedures; and (vi) the functioning of Inforte’s disclosure committee with respect to SEC reporting obligations and CEO/CFO diligence with respect to certification of the financial statements.

Based on the Audit Committee’s discussions with management and Grant Thornton LLP, the Committee’s review of the representations of management, and the report of Grant Thornton LLP to the Committee, the Committee recommended to the board of directors, and the board has approved the inclusion of the audited financial statements in Inforte’s annual report on Form 10-K for the year ended December 31, 2004. The Audit Committee and the Board also have recommended for stockholder ratification the retention of Grant Thornton LLP as independent registered public accounting firm for fiscal year 2005.

Audit Committee

Harvey H. Bundy, III, Chairperson
Thomas Hogan
Al Ries

PERFORMANCE GRAPH

The following graph compares Inforte’s stock price performance against the total stock price performance of the NASDAQ National Market and the Russell 2000 Index for the periods indicated. Inforte does not believe that there is a representative published industry or line-of-business index or a representative industry peer group of public companies against which to measure Inforte’s stock price performance. Therefore, under SEC regulations, Inforte has selected the Russell 2000 Index, an index of companies with similar market capitalization to Inforte, to use as a representative peer group. The graph presents the year-end value of a $100 investment on February 18, 2000 in Inforte common stock at the $32.00 initial offering price and in each of the NASDAQ National Market and the Russell 2000 Index and assumes the reinvestment of dividends, if any.

* $100 invested on February 18, 2000 in stock or in index-including reinvestment of dividends. Fiscal year ending December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004.

	Cumulative Total Return

	2/00	12/00	12/01	12/02	12/03	12/04

INFORTE CORP.	100.00	42.97	43.66	24.22	25.91	24.63
NASDAQ STOCK MARKET (U.S.)	100.00	56.07	44.51	30.77	46.01	50.03
RUSSELL 2000	100.00	89.58	91.80	73.00	107.49	127.20

PROPOSAL NO. 2-RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as Inforte’s principal independent registered public accounting firm to perform the audit of Inforte’s financial statements for the current fiscal year, and the stockholders are being asked to ratify this selection. Representatives of Grant Thornton LLP will not be available during the meeting.

On September 8, 2003, the Audit Committee of Inforte’s board of directors approved (1) the dismissal of Ernst & Young LLP (“E&Y”) as Inforte’s independent accountants, effective November 15, 2003, and (2) the replacement of E&Y with Grant Thornton LLP (“Grant Thornton”) as Inforte’s independent accountants, commencing upon the dismissal of E&Y.

The reports of E&Y on Inforte’s financial statements for either of the two fiscal years immediately preceding E&Y’s dismissal contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with E&Y’s audits of Inforte for the two most recent fiscal years immediately preceding E&Y’s dismissal and through September 8, 2003, there have been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods. During the two most recent fiscal years immediately preceding E&Y’s dismissal and through September 8, 2003, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the two most recent fiscal years immediately preceding E&Y’s dismissal and through September 8, 2003, Inforte did not consult with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on Inforte’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The following table describes fees for professional audit services rendered by E&Y, Inforte’s former principal accountant, for the audit of our annual financial statements for the year ended December 31, 2002 as well as for fees billed for other services rendered by E&Y in 2002 and the first nine months of 2003. Effective November 15, 2003, Grant Thornton replaced E&Y as Inforte’s independent accountants. Fees billed by Grant Thornton for the audit of our financial statements for the year ended 2003 and for other services rendered during the last quarter of 2003 are also included in the table below.

Ernst & Young LLP Type of Fees	2002	2003

Audit (1)	$128,700	$42,800
Audit Related Fees (2)	42,908	29,333
Tax Fees (3)	70,935	—

Total Fees	$242,543	$72,133

Grant Thornton LLP Type of Fees	2002	2003

Audit (1)	$90,000	$113,400
Audit Related Fees (2)	—	71,550
Tax Fees (3)	5,517	96,387

Total Fees	$95,517	$281,337

(1)

Audit Fees, including those for statutory audits, include the aggregate fees for professional services rendered by the principal accountants for the audit of Inforte’s annual financial statements and review of financial statements included in Inforte’s Forms 10-Q.

(2)

Audit Related Fees include the aggregate fees for assurance and related services by the principal accountants that are reasonably related to the performance of the audit or review of Inforte’s financial statements and excluded from Audit Fees, including fees for accounting advice and assurance services related to various employee benefit plans.

(3)	Tax Fees include the aggregate fees for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

The Audit Committee reviews and considers all independent accountant professional services when assessing auditor independence. The Audit Committee approved all audit and non-audit services provided by Inforte’s independent accountants during 2002, 2003 and 2004 on a case-by case basis in advance of each engagement. The Audit Committee does not have a written policy or procedure for the pre-approval by category of particular audit or non-audit services.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of Inforte’s common stock present and voting during the meeting is required to ratify the appointment of Grant Thornton LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

By order of the board of directors

Nick Heyes
Secretary

INFORTE CORP.
150 N. MICHIGAN AVENUE
 SUITE 3400
CHICAGO, IL 60601

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Inforte Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
INFRT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFORTE CORP.
	Vote On Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1. To elect two class II directors to the board of directors for a term of three years expiring upon the 2008 annual meeting of stockholders or until a successor is elected.
Nominees:	01) Stephen Mack	☐	☐	☐
	02) Al Rie	☐	☐	☐

	Vote on Proposal	For	Against	Abstain
	2. To ratify the appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending December 31, 2005.	☐	☐	☐

	3. To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

INFORTE CORP.
ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Inforte Corp., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 24, 2005, and hereby appoint(s) David Sutton and Nick Heyes and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Inforte Corp., to be held April 27, 2005 at 9:30 a.m. Central Daylight Time, via the Internet at www.inforte.com, for the purposes stated on the reverse side of this card, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote.

This meeting will be held on an electronic basis only at www.inforte.com. To vote during the meeting fax your proxy to 312-332-9207.

The list of shareholders of record, entitled to vote at the meeting, will be made available during the meeting via the Internet from the main investor relations web page of Inforte Corp.’s website www.inforte.com. When prompted for user name and password, enter SHAREHOLDER for the user name and 2E32ZZ1A99 for the password.

TO VOTE BY MAIL PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side)

END OF FILING